Exhibit 2.1

AMENDMENT

TO

MERGER AGREEMENT

This AMENDMENT TO MERGER AGREEMENT (this “Amendment”) is entered into as of July 14, 2017, by and among Teladoc, Inc., a Delaware corporation (“Parent”), Best Doctors Holdings, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (the “Stockholder Representative”), solely in its capacity as the representative of the Company Equityholders thereunder.  Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, the Company, Parent and the Stockholder Representative, among other parties, have entered into that certain Merger Agreement dated as of June 19, 2017 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.10 of the Merger Agreement, the Merger Agreement may be amended prior to Closing by written instrument signed by the Company and Parent, and no amendment of the Merger Agreement shall be binding unless executed in writing by the party to be bound thereby; and

WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

AGREEMENT

In consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Earn Out. Section 6.24 of the Merger Agreement is hereby deleted and replaced in its entirety to read as follows:

“6.24                  Earn Out.

(a)                                 Following the Closing, Parent shall pay, or cause to be paid, to a payments administrator appointed by Stockholder Representative on behalf of and at the expense of the Company Equityholders (the “Payments Administrator”) any amounts received by Best Doctors, Inc. pursuant to the earn out set forth in Section 2 of Schedule 7 of the Agreement for the Sale and Purchase of the Entire Issued Share Capital of the Best Doctors Insurance Group, among Best Doctors Inc., Tamsin (Holdings) Limited and Asia Bright (H.K.) Limited (the “Insurance Sale Agreement”), net of (i) Taxes payable by Parent or any of its Affiliates with respect to receipt of any amounts pursuant to the Insurance Sale Agreement or payment of any amounts to Payments Administrator pursuant to this Section 6.24 (provided that Parent agrees to use commercially reasonable efforts to structure the receipt of such amounts in a manner that minimizes Taxes payable by Parent and the Company Group) and (ii) itemized out-of-pocket expenses of administering, determining and/or distributing such payments, including, for the avoidance of doubt, all structuring costs related to any Taxes payable by Parent or any of its Affiliates with respect to receipt of any amounts pursuant to the Insurance Sale Agreement or payment of any amounts to Payments Administrator pursuant to this Section 6.24 (such net amounts, the “Earn Out Payment”).

(b)                                 The Earn Out Payment shall be distributed by the Payments Administrator to the Company Equityholders as agreed by Parent and the Stockholder Representative.

(c)                                  The parties agree that Parent’s only duties with respect to any amounts due under the Insurance Sale Agreement shall be to administer the determination of amounts due in accordance with the terms of the Insurance Sale Agreement and distribute the Earn Out Payment to the Payments Administrator, and Parent shall not be obligated to take any actions, including but not limited to initiating any litigation, to collect any amounts under the Insurance Sale Agreement. Notwithstanding the foregoing, Parent shall use commercially reasonable efforts to cause the Paying Agent to deliver any tax forms and payment instructions collected in connection with Closing to the Stockholder Representative or its designee; provided, that Parent shall not be obligated to obtain any tax forms or payment instructions from any Company Equityholder that has not previously delivered such tax forms or payment information to the Paying Agent; provided, further, that Parent and its Affiliates shall not have any Liability for any such tax forms and payment instructions or any information contained therein delivered to the Stockholder Representative or its designee.

(d)                                 Neither the Stockholder Representative nor any Company Equityholder shall have any claim against Parent or any of its Affiliates (other than in such Affiliate’s capacity as  Company Equityholder, if applicable), and Parent and its Affiliates shall not have any Liability to the Stockholder Representative or any Company Equityholder, in connection with, arising out of, resulting from or incident to the administration of the determination of the amounts due under the Insurance Sale Agreement or any determination or distribution of the Earn Out Payment, except to the extent such claim or Liability is finally determined by a court of competent jurisdiction to directly result from Parent’s or any of its Affiliate’s gross negligence or willful misconduct.

(e)                                  Any Earn Out Payment distributed to Payments Administrator for the benefit of the Company Equityholders shall be treated as an adjustment to the Merger consideration payable pursuant to Section 2.1.”

(f)                                   The Company Equityholders agree to indemnify and exculpate the Stockholder Representative as described in Section 10.18(f) of the Merger Agreement for any actions taken or omissions in connection with the Insurance Sale Agreement whether contemplated herein or otherwise.

2.                                      No Other Changes; Interpretation.  Except as expressly provided herein, the Merger Agreement is not amended, supplemented, modified, revised or otherwise affected by this Amendment.  All references in the Merger Agreement to “this Agreement”, “the

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Agreement”, “hereunder”, “hereof”, “herein” or words of like import, and each reference to the Merger Agreement in any other agreements, documents or instruments executed and delivered pursuant to or in connection with the Merger Agreement shall be deemed to mean and be a reference to the Merger Agreement as amended by this Amendment.

3.                                      Headings.  The headings and captions used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.  All references in this Amendment to sections, paragraphs, exhibits, appendices and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits, appendices and schedules attached hereto, all of which exhibits, appendices and schedules are incorporated herein by reference.

4.                                      Severability.  If any term, condition or other provision of this Amendment is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Amendment shall nevertheless remain in full force and effect.  Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Amendment are fulfilled to the extent possible.

5.                                      Governing Law.  This Amendment (and any claim or controversy arising out of or relating to this Amendment) shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

6.                                      Counterparts.  This Amendment may be executed in one or more counterparts (including by email and PDF), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Merger Agreement to be duly executed and entered into as of the date first above written.

TELADOC, INC.

By:	/s/ Adam C. Vandervoort
Name:	Adam C. Vandervoort
Title:	Chief Legal Officer and Secretary

[Signature page to Amendment to Merger Agreement]

BEST DOCTORS HOLDINGS, INC.

By:	/s/ Mike Salsbury
Name:	Mike Salsbury
Title:	Chief Legal Officer

[Signature page to Amendment to Merger Agreement]

SHAREHOLDER REPRESENTATIVE SERVICES LLC, SOLELY IN ITS CAPACITY AS THE STOCKHOLDER REPRESENTATIVE

By:	/s/ Sam Riffe
Name:	Sam Riffe

[Signature page to Amendment to Merger Agreement]